EXHIBIT 99-B.4.14

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and Certificate are endorsed as outlined below.

All references in the Contract and Certificate to the "Opportunity Plus Processing Office" are changed to "Opportunity Plus Service Center".

The Table of Contents reference in the Contract for section 1.03 is corrected to read "Fixed Annuity". All other references to the Fixed Account in the Contract and the Certificate are deleted.

The following definition is added to Part I. GENERAL DEFINITIONS:

            Dollar Cost Averaging - A program which allows a Participant to systematically transfer amounts from the Aetna money market fund under the Contract to the Guaranteed Accumulation Account and/or one or more of the Funds held by the Separate Account. Amounts may be transferred out of existing funds into the Aetna money market fund under the Contract. Amounts transferred from the Guaranteed Accumulation Account Guaranteed Term before the end of that Guaranteed Term may be subject to a Market Value Adjustment. Aetna reserves the right to change terms and conditions for Dollar Cost Averaging upon notification to the Contract Holder and Participants. To elect to participate in Dollar Cost Averaging, Participants should contact the Opportunity Plus Service Center.

In Part III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS, the section of the Contract entitled Individual Accounts is revised to read as follows. This is added as a new section under Part III of the Certificate.

            Aetna will maintain Individual Accounts for Participants. The Individual Accounts may be as follows:

            a) Employer Account: This Individual Account will be credited with employer Net Purchase Payments, if any, and

            b) Employee Account: This Individual Account will be credited with employee Net Purchase Payments, specifically employee salary reduction Purchase Payments.

            Should a Participant wish to exchange an existing Aetna tax deferred annuity contract for this Contract, the original enrollment date will be used to calculate the surrender fee, if any.

            In addition to any Purchase Payment stated to be made to the Contract, a lump-sum Purchase Payment, of not less than a minimum amount stated by Aetna, may be made on behalf of one or more Participants. Any lump-sum Purchase payment will be subject to the terms and conditions of the Contract.

            If, pursuant to Internal Revenue Service Revenue Ruling 90-24, Aetna agrees to accept under this Contract amounts transferred from a Code
            Section 403(b)(7) custodial account, such amounts will be subject to the surrender restrictions set forth in Code Section
            403(b)(7)(A)(ii).

The statement below is added to the Surrender Value section under Part III:

            The Participant may surrender any portion or all of an Individual Account Current Value and transfer such amount to another investment provider under the Plan or roll over such amount that qualifies as an eligible rollover distribution in accordance with Code Sections 403(b)(8), 401(a)(31) and 402(c) and applicable regulations.

Distribution Options in Part III is replaced with the following:

      Systematic Distribution Options (SDO's)

            During the accumulation period, three distribution options are available: the Systematic Withdrawal Option (SWO), the Estate Conservation Option (ECO), and the Life Expectancy Option (LEO). Under these options, Participants may request regularly scheduled, automatic, partial distributions of their Individual Account Current Value.


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            Withdrawals from the Individual Account Current Value for an SDO are proportionately from each investment option in which the account is invested or as otherwise allowed. An MVA may apply to amounts withdrawn from the GA Account.

            If applicable, all payments comply with the incidental death benefit test of Code Section 401(a)(9). Any single or joint life expectancy factor(s) used in the calculation of a systematic distribution option will comply with Code Section 401(a)(9) and related regulations and are generally based on the tables associated with that section of the Code.

            To request SWO, ECO or LEO, the Participant or beneficiary, as applicable, must complete an election form and forward it to the Opportunity Plus Service Center. A minimum Individual Account Current Value may be required to elect an SDO. If SWO, ECO or LEO is revoked, the Participant or beneficiary may not subsequently elect that option again, nor may the Participant or beneficiary elect another systematic distribution option unless permitted under the Code minimum distribution rules.

            The availability of any specific option will be subject to terms and conditions applicable to that option. Availability is also determined by the Plan. Aetna reserves the right to discontinue the availability of an SDO option for future election. Payments will, however, continue to Participants who elected the option before the date it is no longer available.

      Systematic Withdrawal Option (SWO)

            Under SWO, a portion of the Individual Account value is automatically withdrawn and paid to the Participant. The earliest date SWO payments may begin is the date the Participant attains age 59 1/2, or age 55 if the Participant has separated from service at or later than age 55. SWO is not available when a loan is in effect.

            The Participant or beneficiary, as applicable, may elect one of the following payments methods:

            (a) Payment of a specified dollar amount annually - The amount distributed may not be more than 20% of the Individual Account Current Value as of the date SWO is elected. The specified amount will be paid unless a larger amount is required under the Code's minimum distribution rules.

            (b) Payment over a specified period - Payments must be over a period of at least five years unless a larger amount is required under the Code's minimum distribution rules. The maximum period allowed is determined by the life expectancy factor. The amount paid each year is the Individual Account Current Value as of December 31 of the prior year divided by the remaining number of payment years.

            (c) Payment of a percentage of the Individual Account value - Aetna will distribute an amount equal to or less than 20% of the Individual Account Current Value as of the date SWO is elected. Each year the amount distributed is calculated by multiplying the Individual Account Current Value on December 31 of the prior year by the percentage elected. Payments are made each year until the year the Participant attains age 70 1/2.

            If amounts are withdrawn from the GA Account, an MVA (see 3.02 or 3.03, as applicable) will apply to amounts withdrawn under SWO.

      Estate Conservation Option (ECO)

            Under ECO, a portion of the Individual Account Current Value is automatically withdrawn and paid to the Participant. The earliest date ECO payments may begin is the first day of the calendar year in which the Participant attains age 70 1/2.

            When ECO is in effect, Aetna will calculate and distribute an amount equal to the minimum distribution required under the Code. Generally, the amount distributed is equal to the Individual Account Current Value as of December 31 of the year prior to the payment year divided by a single or joint life expectancy factor.

            If amounts are withdrawn from the GA Account, no MVA applies to amounts withdrawn under ECO.


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      Life Expectancy Option (LEO)

            This option is available only to Participants who have separated from service. LEO provides automatic, substantially equal periodic payments of the Individual Account Current Value prior to age 59 1/2. LEO is not available when a loan is in effect.

            To avoid tax penalties, the calculation of payments under LEO must comply with methods allowed under federal regulations.

            Payments must continue for at least five years or until the Participant attains age 59 1/2, whichever is later. Aetna will not make payments under LEO once the Participant attains age 70.

            If amounts are withdrawn from the GA Account, an MVA (see 3.02 or 3.03, as applicable) will apply to amounts withdrawn under LEO.

            In Part IV. ANNUITY PROVISIONS, the Annuity Options section is amended as follows:

            Options 2, 3 and 4 are amended and restated as outlined below.

            Option 2 - Payments for a Stated Period of Time

            This option provides payments for a stated period. The number of years must be at least three (3) and not more than thirty (30) and the Annuity may be a Fixed or Variable Annuity or a combination.

            If payments for this option are under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time.

            If the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

            Option 3: Life Income for One Annuitant

            This option provides payments for the life of the Annuitant. If this option is elected, the Participant or beneficiary, as applicable, must also choose one of the following:

            (a)   Payments cease at the death of the Annuitant; or

            (b) Payments are guaranteed for a period of at least five (5) and not more than thirty (30) years; or

            (c) Fixed-only cash refund: At the death of the Annuitant, the beneficiary receives a lump-sum payment in an amount equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made to the Annuitant.

            Under (a) or (b), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

            Option 4: Life Income for Two Annuitants

            This option provides payments for the lives of the Annuitant and a second Annuitant. Payments continue until both Annuitants have died. If this option is elected, the Participant or beneficiary as applicable, must also choose one of the following:

            (a)   100% of the payment amount to continue after the first death;
                  or

            (b) 66 2/3% of the payment amount to continue after the first death; or

            (c)   50% of the payment amount to continue after the first death;
                  or

            (d) 100% of the payment amount to continue after the first death with payments guaranteed to the beneficiary after the second death for a period of at least five (5) and no more than thirty (30) years; or


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            (e)   100% of the payment amount to continue at the death of the specified second Annuitant and 50% of the payment amount to continue at the death of the specified Annuitant; or

            (f) 100% of the fixed-only payment amount to continue after the first death with a cash refund to the Contract beneficiary after the second death. The amount of the cash refund is equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made.

            Under (a) or (d), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

            Other Options

            As allowed under applicable state law, Aetna reserves the right to make other options available.

The sections below are added to Part IV.

      Election of Annuity Option:

            The Participant or beneficiary, as applicable, may elect an Annuity option by properly completing an election form and forwarding it to the Opportunity Plus Service Center no later than 30 calendar days before the desired first Annuity payment date. All Annuity option elections must comply with any regulatory requirements including the Code minimum distribution requirements.

      Variable Fund Transfers:

            When a variable Annuity is elected, the Participant or beneficiary, as applicable, may request Aetna to transfer all or any portion of the amount allocated to a Fund to any other available Fund. Transfer requests must be expressed as a percentage of the allocation among the Funds on which the variable payment is based. Twelve transfers are allowed each calendar year. Aetna reserves the right to allow additional transfers.

The Tables on the following pages are added to Part IV.


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                                    OPTION 3

                                   Life Income
                             Fixed Only Cash Refund

                    Amount of Monthly Payment for Each $1,000
                 After Deduction of any Charge for Premium Taxes

         Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

               Age of    Monthly            Age of     Monthly
             Annuitant    Payment          Annuitant   Payment
             ---------    -------          ---------   -------

                50         $ 4.19             63        $ 5.17
                51           4.25             64          5.27
                52           4.31             65          5.38
                53           4.37
                54           4.43             66          5.50
                55           4.50             67          5.62
                                              68          5.75
                56           4.57             69          5.89
                57           4.64             70          6.03
                58           4.72
                59           4.80             71          6.18
                60           4.88             72          6.34
                                              73          6.51
                61           4.97             74          6.69
                62           5.07             75          6.87

 Rates are based on mortality from 1983 Table a. The rates do not differ by sex.
    Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above table.


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                                    OPTION 4

                         Life Income for Two Annuitants
                             Fixed Only Cash Refund

                    Amount of Monthly Payment for Each $1,000
                 After Deduction of any Charge for Premium Taxes

         Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%

                                Age of Second Annuitant
   Age of
 Annuitant      45      50     55      60     65     70      75     80     85
 ---------      --      --     --      --     --     --      --     --     --
     45       $3.68   $3.75  $3.79   $3.83  $3.85  $3.85   $3.85  $3.83  $3.93
     50        3.75    3.88   3.96    4.02   4.06   4.07    4.07   4.05   4.01
     55        3.79    3.96   4.13    4.23   4.30   4.34    4.35   4.32   4.27
     60        3.83    4.02   4.23    4.46   4.58   4.66    4.69   4.67   4.60
     65        3.85    4.06   4.30    4.58   4.88   5.04    5.12   5.12   5.03
     70        3.85    4.07   4.34    4.66   5.04   5.43    5.61   5.67   5.58
     75        3.85    4.07   4.35    4.69   5.12   5.61    6.13   6.31   6.26
     80        3.83    4.05   4.32    4.67   5.12   5.67    6.31   6.93   7.03
     85        3.93    4.01   4.27    4.60   5.03   5.58    6.26   7.03   7.60

 Rates are based on mortality from 1983 Table a. The rates do not differ by sex.
    Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above table.


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Endorsed and made part of the Contract or Certificate on May 1, 2000 or on the
Effective Date of the Contract or Certificate, if later.


                                      /s/ Thomas J. McInerney
                                      President
                                      Aetna Life Insurance and Annuity Company


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